AMENDMENT TO ARTICLES OF INCORPORATION

LB Series Fund, Inc.

The following amendment to the articles of incorporation of LB Series Fund, Inc., consisting of striking out the first sentence of ARTICLE III and replacing it with the following new sentence, was approved by a unanimous vote of the Board of Directors on November 12, 2003, at a regular meeting of the Board of Directors, pursuant to Minnesota Statutes Sections 302A.131 and 302A.135, subd. 6.

The total number of shares of capital stock which this Corporation shall have authority to issue is 10,000,000,000 shares of the par value of $.01 per share.

I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.

/s/ John C. Bjork
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John C. Bjork, Secretary

STATE OF MINNESOTA   )
                     )   ss
County of Hennepin   )

The foregoing instrument was acknowledged before me on this 19th day of November, 2003.

/s/ Kaye L. Penfield
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Notary Public